  EXHIBIT 10.1

LOAN AGREEMENT

THIS LOAN AGREEMENT ("Agreement") is made effective as of this 24th day of October, 2018 by AMAZING ENERGY OIL & GAS, CO., a Nevada company ("Borrower") and in favor of Bolles Capital, LLC a Louisiana limited liability company (the "Lender")

RECITALS:

A. Lender has agreed to lend to Borrower and Borrower has agreed to borrower from Lender on the terms and conditions set forth in this Agreement ("Loan") Five Hundred Thousand and No/100 Dollars ($500,000.00) ("Loan Amount"), payable in accordance with the Promissory Note executed by the Lender and Borrower as of the date of this Agreement.

B. Lender is willing to make the Loan on the condition that Borrower, among other things, joins in the execution and delivery of this Agreement, a Promissory Note executed at the same time as this Agreement ("Note"), (the Agreement and Note are together the "Loan Documents");

C. Borrower has issued, to Gulf South Holding, Inc. ("GSHI"), a warrant to purchase 2,674,576 shares of Borrower's common stock (the "Warrant").

D. Lender is the holder of 50,000 shares of the Borrower's Series B Preferred Stock.

NOW, THEREFORE, in consideration of the making of the Loan by Lender, and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereby covenant, agree, represent and warrant as follows.

ARTICLE I.
CERTAIN DEFINITIONS

"Agreement" means this Loan Agreem'ent, as the same may from time to time hereafter be modified, supplemented or amended.

"Borrower" shall mean Amazing Energy Oil & Gas, Co., a Nevada corporation. Borrower shall also mean any successor or assign of Amazing Energy Oil & Gas, Co., including any successor created by merger, consolidation or other reorganization. Borrower is sometimes also referred to as Payor in other of the Loan Documents.

"Business Day" means days on which banks in Dallas, Texas are open for business.

"Cashless Exercise" means the exercise of the amended Warrant pursuant to the "cashless exercise" provisions contained in the Amended Warrant attached hereto as Exhibit "B" hereto.

"Closing Date" means October 22, 2018.

"Event of Default" shall have the meaning as set forth in Section 5.1

"Governmental Authority" means any national, federal, state, regional or local government, or any other political subdivision of any of the foregoing, in each case with jurisdiction over Borrower exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to the government.

"Lender" shall mean Bolles Capital, LLC a Louisiana limited liability company. Lender shall also mean any successor or assign of Bories Capital. Lender is sometimes also referred to Payee in other of the Loan Documents.

"Loan Documents" shall mean this Loan Agreement, the Note and any amendments or supplements to such documents.

"Maturity Date" shall have the meaning as set forth in the Note.

"Note" means and refers to the promissory note evidencing the Loan, dated as of the date hereof, made by Borrower to Lender, as such promissory note may be modified, amended, supplemented, extended or consolidated in writing, and any note(s) issued in exchange therefore or in replacement thereof. A form of the Note is attached hereto as Exhibit "A."

"Party" means a party to this Agreement.

ARTICLE II.
GENERAL TERMS

2.1             Loan. Lender shall loan Borrower the principal amount of Five Hundred Thousand and No/100 Dollars ($500,000.00), and Borrower shall borrow from and repay such amount to Lender, with interest, as is more fully set forth in the Note.

2.2             Additional Consideration. As additional consideration for Lender making the Loan to  Borrower, Borrower agrees as follows:

(a) Borrower agrees to amend the terms of the Warrant, as set forth in Exhibit "B," to lower the exercise price to forty cents ($.40) per share, with the holder's option for a Cashless Exercise, and to extend the expiration date of the Warrant to April 1, 2024;

(b) Borrower agrees to amend the terms of the Series B Preferred Stock to:

(i) Eliminate the Borrower's ability to call the Series B Preferred Stock until April 1, 2024; and

(ii) Lender may convert the Series B Preferred Stock into warrants to purchase Borrower's common stock, pursuant to the rights and preferences applicable to the Series B Preferred Stock, beginning April 1, 2019 and continuing until April 1, 2024; and

(iii) The exercise price applicable to any warrants, issued upon conversion of any Series B Preferred Stock, shall be amended to forty cents ($.40) per share, with the holder's option for a Cashless Exercise. The form of warrant issuable upon conversion of the Series B Preferred Stock shall be substantially the same as Exhibit "B". A copy of the amended Series B Preferred Stock rights and preferences is attached hereto as Exhibit "C"

ARTICLE III.
DEFAULTS AND REMEDIES

3.1             Event of Default. The following shall constitute an Event of Default:

(a) if any payment due under the Note is not paid within thirty (30) business days of Borrower receiving written notice that such payment is late.

(b) if any representation made in this Agreement, any other Loan Document or any other document in connection with the Loan shall be false when made or shall be untrue when made in any material respect.

(c) if Borrower shall breach any term or covenant contained in this Agreement or in any other Loan Document.

3.2              Remedies. Upon the occurrence of an Event of Default (including, without limitation, a breach of this Agreement or other Loan Document), all or any one or more of the rights, powers and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents, or at law or in equity may be exercised by Lender at any time and from time to time, without notice or demand, whether or not all or any portion of the indebtedness to Lender shall be declared due and payable, and whether or not Lender shall have commenced any action for the enforcement of its rights and remedies under any of the Loan Documents. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents.

ARTICLE IV.
MISCELLANEOUS

4.1             No Third Parties Benefited. This Agreement is between and for the sole benefit of Borrower and Lender, and Lender's successors and assigns, and creates no rights whatsoever in favor of any other person or entity and no other person or entity will have any rights to rely hereon.

4.2              Notices All notices or other written communications hereunder will be deemed to have been properly given (i) upon delivery, if delivered in person or by facsimile transmission with receipt of an electronic confirmation thereof, (ii) one Business Day after having been deposited for overnight delivery with any reputable overnight courier service, or (iii) three Business Days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Borrower:	Amazing Energy Oil & Gas, Co. Attn: Willard McAndrew, III, CEO 5700 W. Plano Pkwy, Suite 3600 Plano, TX 75093 Phone: (972) 233-1244
If to Lender:	Bodes Capital, LLC Attn: Robert A. Bories 650 Poydras Street, Suite 2660 New Orleans, LA 70130 Phone: (504) 566-9802 X 126 Fax: (504) 566-9804

4.3              Additional Documents. Each Party shall execute such additional documents as may reasonably be requested by the other Party to effectuate the provisions of this Agreement.

4.4               Assignment. No Party may assign its rights or obligations under this Agreement without the prior written consent of the other Party. Any purported assignment without the other Party's prior written consent will be void ab initio.

4.5              Authorization; Binding Effect. Each Party represents to the other that its execution of this Agreement has been authorized by all necessary corporate action and that this Agreement constitutes a binding obligation of such Party. Each individual who executes this Agreement on behalf of a Party represents to all Parties that he or she is authorized to do so. This Agreement will bind each Party's successors and permitted assigns.

4.6              Attorneys' Fees. If a Party is in default under this Agreement, the other Party will have the right, at the expense of the defaulting Party, to retain an attorney to make demand, enforce remedies, or otherwise protect or enforce the rights of the non-defaulting Party. A Party in default shall pay all attorneys' fees and costs so incurred.

4.7             Consents and Approvals. Unless specifically stated to the contrary in this Agreement (i.e., by stating that a Party's consent or approval may be granted or withheld in its sole discretion), whenever any provision of this Agreement requires a Party to provide its consent or approval, such Party will not unreasonably condition, withhold or delay such consent or approval.

4.8              Consent Required to Amend or Waive. No amendment or modification of any provision of this Agreement will be effective unless made in writing and signed by each of the Parties.

4.9              Counterparts. This Agreement may be executed in counterparts each of which will be deemed an original, and such counterparts when taken together shall constitute but one agreement.

4.10           Entire Agreement. This Agreement sets forth the entire understanding of the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings between the Parties regarding the subject matter of this Agreement. All exhibits and schedules referenced in, and attached to, this Agreement are incorporated into, and constitute a part of, this Agreement.

4.11          Governing Law; Consent to Jurisdiction. This Agreement and its interpretation and enforcement are governed by the laws of the state of Texas. Each Party agrees that venue for any dispute arising out of or in connection with this Agreement will be in Collin County, Texas and each Party waives any objections it may now or hereafter have regarding such venue.

4.12           No Waiver. No waiver by any Party of any right or default under this Agreement will be effective unless in writing and signed by the waiving Party. No such waiver will be deemed to extend to any prior or subsequent right or default or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

4.13           Relationship of the Parties. The relationship of the Parties is strictly one of Borrower and Lender. This Agreement is neither intended to, nor will it be construed as, an agreement to create a joint venture, partnership, or other form of business association between the Parties.

4.14           Severability. If for any reason any provision of this Agreement is determined by a tribunal of competent jurisdiction to be legally invalid or unenforceable, the validity of the remainder of the Agreement will not be affected and such provision will be deemed modified to the minimum extent necessary to make such provision consistent with applicable law and, in its modified form, such provision will then be enforceable and enforced.

4.15           Terminology. Unless specifically indicated to the contrary: (i) wherever from the context it appears appropriate, each term stated in either the singular or the plural will include the plural and the masculine gender will include the feminine and neuter genders; (ii) the term "or" is not exclusive; (iii) the term "including" (or any form thereof) will not be limiting or exclusive; (iv) the words "Agreement," "herein," "hereof," "hereunder," or other words of similar import refer to this Agreement as a whole, including exhibits and schedules (if any), as the same may be modified, amended or supplanted. The headings in this Agreement have no independent meaning.

4.16           Time. Time is of the essence of each provision of this Agreement. Time periods referred to in this Agreement will be determined by excluding the day of the event when the period commences or from which it runs and will expire at 5:00 p.m. (local time in Dallas, Texas) on the last day included in such period; provided, however, that if the time for the performance of any obligation or action under this Agreement expires on a day that is not a Business Day, the time for performance will be extended to the next succeeding Business Day.

4.17           Disclaimer—Preparation of Agreement. This Agreement was originally prepared by counsel for Borrower. The Parties agree, however, that this fact shall not create any presumption in favor or against any Party in respect of the interpretation or enforcement of this Agreement. Each other Party is advised to have this Agreement reviewed by independent legal and tax counsel prior to its execution. By executing this Agreement, each such Party represents (i) that it has read and understands this Agreement, (ii) that it has had the opportunity to obtain independent legal and tax advice regarding this Agreement and (iii) that it has obtained such independent advice or has freely elected not to do so.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

BORROWER: AMAZING ENERGY OIL & GAS, CO., a Washington limited liability company,	LENDER: BORIES CAPITAL, LLC a Louisiana limited liability company,

By	/s/ Willard McAndrew, III	By	/s/ Robert A. Bories
	Willard McAndrew, III, CEO		Robert A. Bories, Member